Exhibit 99.1

Contact: Brian P. Crescenzo

302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.

ANNOUNCES RETIREMENT OF AMIN J. KHOURY

RECORD DATE SET FOR SOLICITATION

NEW CASTLE, DE, October 4, 2004 — Applied Extrusion Technologies, Inc. (NASDAQ NMS — AETC) announced that Amin J. Khoury would retire as the Company’s Chairman of the Board of Directors and CEO effective upon the consummation of the Company’s previously announced restructuring.  Upon his retirement, Mr. Khoury will be succeeded by David N. Terhune, who has been the President of AET since 1999 and has led the Company as its Chief Operating Officer since 1995.  In addition, Mr. Khoury has agreed to provide consulting and advisory services to the board of directors of the reorganized Company on terms and conditions to be agreed.

Mr. Khoury commented: “I am pleased to have been able to help steer the Company through the difficult past year and a half.  David Terhune has worked tirelessly and enthusiastically as the Company’s Chief Operating Officer for the last nine years and I am pleased that he will be taking on the CEO position.  I feel confident that the Company will emerge from this process financially strong and wish Mr. Terhune and the Company every success in the future.”

Separately, the Company announced that it would set October 8, 2004 as the record date for voting on, and receipt of distributions under, its prepackaged chapter 11 plan of reorganization. The Company expects to commence the solicitation process at or around the middle of October and to consummate the restructuring at or around the end of this year or the beginning of next year.  The reorganized Company will become a non-reporting company pursuant to the U.S. securities laws.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging application.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new business and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.